UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2013

CRIMSON EXPLORATION INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-12108	20-3037840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

717 Texas Ave., Suite 2900, Houston, Texas 77002

(Address of principal executive offices)

(713) 236-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On October 1, 2013, Crimson Exploration Inc., a Delaware corporation (“Crimson”) became a wholly-owned subsidiary of Contango Oil & Gas Company, a Delaware corporation (“Contango”), as a result of the merger of Contango Acquisition, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Contango (“Merger Sub”), with and into Crimson (the “Merger”). The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of April 29, 2013, by and among Contango, Crimson and Merger Sub.

Item 1.02.	Termination of a Material Definitive Agreement

On October 1, 2013, concurrent and in connection with the Merger, Crimson terminated the Amended and Restated Credit Agreement, dated as of May 31, 2007, among Crimson, the guarantor party thereto, the lender parties thereto and Wells Fargo Bank, National Association, as amended (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement provided for a borrowing base of $100 million and for the issuance of letters-of-credit up to a $5.0 million sub-limit and was secured by liens on substantially all of Crimson’s assets. No early termination or prepayment penalties were incurred as a result of the termination of the Amended and Restated Credit Agreement.

Additionally, on October 1, 2013, concurrent and in connection with the Merger, Crimson terminated the Second Lien Credit Agreement, dated as of December 27, 2010, among Crimson, as borrower, Barclays Bank PLC, as agent, and each lender from time to time party thereto, including an affiliate of OCM GW Holdings, LLC, Crimson’s largest stockholder (the “Second Lien Credit Agreement”). The Second Lien Credit Agreement provided for a term loan, made to Crimson in a single draw, in an aggregate principal amount of $175.0 million and was secured by liens on substantially all of Crimson’s assets. The prepayment of indebtedness under the Second Lien Credit Agreement required the payment of a prepayment fee equal to 1% of the principal amount repaid at or immediately following the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION INC. (Registrant)

/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President & Chief Financial Officer

Dated: October 2, 2013